EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated August 14, 2012, with respect to the consolidated balance sheets of Safety-Kleen, Inc. and subsidiaries as of December 25, 2010 and December 31, 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011 included in the Report on Form 8-K filed by Clean Harbors, Inc. on January 4, 2013 and incorporated by reference into this registration statement and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas
April 3, 2013